                                                                     EXHIBIT 3.6


                        --------------------------------


           CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND RIGHTS
                                       OF
                            SERIES B PREFERRED STOCK
                                       OF
                           WORLD COMMERCE ONLINE, INC.


                        --------------------------------



         World Commerce Online, Inc., a Delaware corporation (the
"CORPORATION"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         That, pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation (or an amendment thereto) of the Corporation, the Board of Directors by unanimous written consent executed on November 11, 1999, duly adopted the following resolution providing for the issuance of a series of five million one hundred ten thousand (5,110,000) shares of Preferred Stock, par value $0.001 per share, each to be designated "Series B Preferred Stock":

         RESOLVED, that, pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation shall be designated Series B Preferred Stock which shall consist of five million one hundred ten thousand (5,110,000) shares, par value of one-tenth of one cent ($0.001) per share, and each share shall have the following voting powers, dividend rights, rights of redemption, conversion features and other powers, preferences and rights:

SECTION 1. DIVIDENDS.

         1.1A. GENERAL OBLIGATION. When and as declared by the Corporation's Board of Directors and to the extent permitted under the General Corporation Law of the State of Delaware, the Corporation shall pay dividends in cash to the holders of the Series B Preferred Stock (the "SERIES B PREFERRED") and the holders of the Series A Preferred Stock (the "SERIES A PREFERRED") (the Series A Preferred and Series B Preferred are referred to together as the "SERIES A AND B PREFERRED") pari passu and in preference to the holders of all other class of stock of the Company, as provided in this SECTION 1. The date on which the Corporation initially issues any share of Series B Preferred shall be deemed to be its "DATE OF ISSUANCE" regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

         1.1B. DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A and B Preferred, such payment shall be distributed ratably among the holders of the Series A and B Preferred Stock based on the dividend amount each such holder is otherwise entitled to receive and the aggregate dividend amount all such holders are otherwise entitled to receive.

SECTION 2. LIQUIDATION.

         Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A and B Preferred shall be entitled to be paid, pari passu and before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares of Series A and B Preferred held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Series A and B Preferred shall not be entitled to any further payment, except as set forth below. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Series A and B Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this SECTION 2, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed ratably among such holders based on the Liquidation Value (plus all accrued and unpaid dividends) of the Series A and B Preferred held by each such holder and the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series A and B Preferred held by all such holders. Prior to the liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Series B Preferred, but only to the extent of funds of the Corporation legally available for the payment of dividends. Not less than sixty
(60) days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series B Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Series B Preferred and each share of Common Stock in connection with such liquidation, dissolution or winding up. In addition to and after payment in full of all other amounts payable to the holders of the Series B Preferred under this SECTION 2, upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), the holders of the Series B Preferred shall be entitled to participate on an as if converted basis with the holders of Common Stock as a single class in the distribution of assets of the Corporation with respect to the Common Stock.

SECTION 3. PRIORITY OF SERIES B PREFERRED ON DIVIDENDS AND REDEMPTIONS.

         So long as any Series B Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Series B Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Series A Preferred or Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Series A Preferred or Junior Securities.

SECTION 4. REDEMPTIONS.

         4.1A. REDEMPTION PAYMENTS. For each share of Series B Preferred which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share) an amount in cash equal to the Liquidation Value of such share (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of shares of Series A Preferred or Series B Preferred on any Redemption Date are insufficient to redeem the total number of shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares of Series A and B Preferred ratably among the holders of the shares of Series A and B Preferred to be redeemed based upon the Liquidation Value of such shares held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A and B Preferred, such funds shall immediately be used to redeem the balance of the shares of Series A and B Preferred which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed. Prior to any redemption of Series B Preferred, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the shares which are to be redeemed, but only to the extent of funds of the Corporation legally available for the payment of dividends.

         4.1B. DETERMINATION OF THE NUMBER OF EACH HOLDER'S SHARES TO BE REDEEMED. Except as otherwise provided herein, the number of shares of Series B Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of shares determined by multiplying the total number of shares of Series A and B Preferred to be redeemed times a fraction, the numerator of which shall be the total number of shares of Series A and B Preferred then held by such holder and the denominator of which shall be the total number of Series A and B Preferred Shares then outstanding.

         4.1C. DIVIDENDS AFTER REDEMPTION DATE. No share of Series B Preferred shall be entitled to any dividends accruing after the date on which the Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is paid to the holder of such share. On such date, all rights of the holder of such share of Series B Preferred shall cease, and such share shall no longer be deemed to be issued and outstanding.

         4.1D. REDEEMED OR OTHERWISE ACQUIRED SHARES. Any shares of Series B Preferred which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

         4.1E. PAYMENT OF ACCRUED DIVIDENDS. The Corporation may not redeem any Series B Preferred, unless all dividends accrued on the outstanding Series B Preferred through the date of such redemption have been declared and paid in full.

         4.1F. SPECIAL REDEMPTIONS.

                  (I) If a Change in Ownership has occurred or the Corporation obtains knowledge that a Change in Ownership is proposed to occur, the Corporation shall give prompt written notice of such Change in Ownership describing in reasonable detail the material terms and date of consummation thereof to each holder of Series B Preferred, but in any event such notice shall not be given later than ten (10) days after the occurrence of such Change in Ownership, and the Corporation shall give each holder of Series B Preferred prompt written notice of any material change in the terms or timing of such transaction. The holder or holders of a majority of the Series A and B Preferred then outstanding may require the Corporation to redeem all or any portion of the Series A and B Preferred owned by such holder or holders at a price per share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of: (a) twenty-one (21) days after receipt of the Corporation's notice; or (b) five (5) days prior to the consummation of the Change in Ownership (the "EXPIRATION DATE"). The Corporation shall give prompt written notice of any such election to all other holders of Series B Preferred within five (5) days after the receipt thereof, and each such holder shall have until the later of: (a) the Expiration Date; or
(b) ten (10) days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Series B Preferred owned by such holder.

                  Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Series A and B Preferred specified therein on the later of: (a) the occurrence of the Change in Ownership; or (b) five (5) days after the Corporation's receipt of such election(s). If any proposed Change in Ownership does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series B Preferred may rescind such holder's request for redemption by giving written notice of such rescission to the Corporation.

                  The term "CHANGE IN OWNERSHIP" means any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation's capital stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934), other than the holders of Common Stock as of the date of the Purchase Agreement, owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors.

                  (ii) If a Fundamental Change is proposed to occur, the Corporation shall give written notice of such Fundamental Change describing in reasonable detail the material terms and date of consummation thereof to each holder of Series B Preferred not more than forty-five (45) days nor less than twenty (20) days prior to the consummation of such Fundamental Change, and the Corporation shall give each holder of Series B Preferred prompt written notice of any material change in the terms or timing of such transaction. The holder or holders of a majority of the Series A and B Preferred then outstanding may require the Corporation to redeem all or any portion of the Series A and B Preferred owned by such holder or holders at a price per share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of:
(a) ten (10) days prior to the consummation of the Fundamental Change; or (b) ten (10) days after receipt of notice from the Corporation. The Corporation shall give prompt written notice of such election to all other holders of Series B Preferred (but in any event within five (5) days prior to the consummation of the Fundamental Change), and each such holder shall have until two (2) days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Series B Preferred owned by such holder.

                  Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Series A and B Preferred specified therein upon the consummation of such Fundamental Change. If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series B Preferred may rescind such holder's request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

                  The term "FUNDAMENTAL CHANGE" means: (a) any sale or transfer of more than fifty percent (50%) of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business); and (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of the Series A Preferred and the Series B Preferred are not changed and neither the Series A Preferred nor the Series B Preferred is exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation's outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors immediately prior to the merger shall continue to own the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors.

         4.1G. REDEMPTIONS UPON REQUEST. At any time after April 1, 2001, the holders of a majority of the outstanding Series A and B Preferred may request redemption of all of their shares of Series A and B Preferred by delivering written notice of such request to the Corporation. Within five (5) days after receipt of such request, the Corporation shall give written notice of such request to all other holders of Series B Preferred, and such other holders may request redemption of their shares of Series B Preferred by delivering written notice to the Corporation within ten (10) days after receipt of the Corporation's notice. The Corporation shall be required to redeem all shares share of Series A and B Preferred with respect to which such redemption requests have been made at a price per share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) within twenty (20) days after receipt of the initial redemption request.

SECTION 5. VOTING RIGHTS.

         5.1A. ELECTION OF DIRECTORS. In the election of directors of the Corporation, the holders of the Series B Preferred, voting separately as a single class to the exclusion of all other classes of the Corporation's capital stock and with each share of Series B Preferred entitled to one vote, shall be entitled to elect one (1) director to serve on the Corporation's Board of Directors until his successor is duly elected by the holders of the Series B Preferred or he is removed from office by the holders of the Series B Preferred. At such time as no shares of Series B Preferred are outstanding, any director in office elected solely by the holders of the Series B Preferred voting separately as a class shall remain as a member of the Board, until such time as his successor shall be duly elected by the stockholders of the Corporation then entitled to vote for all directors. If the holders of the Series B

Preferred for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Series B Preferred elect a director to fill such position and shall not be filled by resolution or vote of the Corporation's Board of Directors or the Corporation's other stockholders. In order to protect the representation on the Board of Directors granted to the holders of the Series B Preferred, any expansion of the number of directors constituting the Board of Directors beyond five (5) members, shall require, in addition to any other voting requirement set forth in the Articles of Incorporation, the vote of a majority of the Series B Preferred issued and outstanding, voting separately as a single class to the exclusion of all other classes of the Corporation's capital stock and with each share of Series B Preferred entitled to one vote.

         5.1B. OTHER VOTING RIGHTS. The holders of the Series B Preferred shall be entitled to notice of all stockholders meetings in accordance with the Corporation's bylaws, and except in the election of directors and as otherwise required by applicable law, the holders of the Series B Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each share of Series B Preferred entitled to one vote for each share of Common Stock issuable upon conversion of the Series B Preferred as of the record date for such vote or, if no record date is specified, as of the date of such vote.

SECTION 6. CONVERSION.

         6.1A.    CONVERSION PROCEDURE.

                  (i) At any time and from time to time, any holder of Series B Preferred may convert all or any portion of the Series B Preferred (including any fraction of a share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of shares of Series B Preferred to be converted by $4.00 and dividing the result by the Conversion Price then in effect.

                  (ii) Except as otherwise provided herein, each conversion of Series B Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series B Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series B Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

                  (iii) The conversion rights of any share of Series B Preferred subject to redemption hereunder shall terminate on the Redemption Date for such share unless the Corporation has failed to pay to the holder thereof the Liquidation Value of such share (plus all accrued and unpaid dividends thereon and any premium payable with respect thereto).

                  (iv) Notwithstanding any other provision hereof, if a conversion of Series B Preferred is to be made in connection with a Public Offering, a Change in Ownership, a Fundamental Change or other transaction affecting the Corporation, the conversion of any shares of Series B Preferred may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

                  (v) As soon as possible after a conversion has been effected (but in any event within five (5) business days in the case of SUBPARAGRAPH (A) below), the Corporation shall deliver to the converting holder:

                           (a) a certificate or certificates representing the
number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                           (b) payment in an amount equal to all accrued
dividends with respect to each share of Series B Preferred converted which have not been paid prior thereto, plus the amount payable under SUBPARAGRAPH (X) below with respect to such conversion; and

                           (c) a certificate representing any shares of Series B
Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                  (vi) If for any reason the Corporation is unable to pay any portion of the accrued and unpaid dividends on Series B Preferred being converted, such dividends may, at the converting holder's option, be converted into an additional number of shares of Conversion Stock determined by dividing the amount of the unpaid dividends to be applied for such purpose, by the Conversion Price then in effect.

                  (vii) The issuance of certificates for shares of Conversion Stock upon conversion of Series B Preferred shall be made without charge to the holders of such Series B Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each share of Series B Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

                  (viii) The Corporation shall not close its books against the transfer of Series B Preferred or of Conversion Stock issued or issuable upon conversion of Series B Preferred in any manner which interferes with the timely conversion of Series B Preferred. The Corporation shall assist and cooperate with any holder of shares of Series B Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series B Preferred hereunder (including, without limitation, making any filings required to be made by the Corporation).

                  (ix) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series B Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series B Preferred.

                  (x) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Series B Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

                  (xi) If the shares of Conversion Stock issuable by reason of conversion of Series B Preferred are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder's option, upon surrender of the shares to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

         6.1B.    CONVERSION PRICE.

                  (i) The initial Conversion Price shall be $4.00. In order to prevent dilution of the conversion rights granted under this SECTION 6, the Conversion Price shall be subject to adjustment from time to time pursuant to this PARAGRAPH 6.1B.

                  (ii) If and whenever on or after the original date of issuance of the Series B Preferred the Corporation issues or sells, or in accordance with PARAGRAPH 6.1C is deemed to have issued or sold, any share of Common Stock (the "DILUTIVE SECURITIES") for a consideration per share less than the Conversion Price in effect immediately prior to such time, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to an amount equal to the existing Conversion Price multiplied by a fraction (i) the numerator of which is the sum of (A) the total number of shares of Common Stock issued and outstanding (treating the Series A and B Preferred Stock on an as converted to Common Stock basis) plus (B) the number of Dilutive Securities that can be purchased at the existing Conversion Price for the total consideration received for the issuance of the Dilutive Securities and (ii) the denominator of which is the number of outstanding shares of Common Stock (treating the Series A and B Preferred Stock on an as converted to Common Stock basis), plus the number of Dilutive Securities issued or deemed issued in the new issuance. Notwithstanding anything to the contrary contained in PARAGRAPH 6.1C, the Conversion price shall never be increased above $4.00, as adjusted pursuant to PARAGRAPH 6.1D.

                  (iii) Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price hereunder with respect to (a) the granting of stock options, with an exercise price per share of not less than $1.80 (as equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations and such number shall include all stock options outstanding as of the date of the Purchase Agreement), pursuant to a plan adopted by the Corporation's board of directors, to employees or directors of, or consultants to, the Corporation and its Subsidiaries or the exercise thereof for an aggregate of 2,277,750 shares of Common Stock (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations and such number shall include all stock options outstanding as of the date of the Purchase Agreement), or (b) the issuance of up to 250,000 shares of Series A Preferred Stock., par value $0.001 per share, pursuant to Section 1B(iii) of the March 1999 Purchase Agreement at a price per share of $2.00 (as equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations).

         6.1C. EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS: DEEMED ISSUANCES. For purposes of determining the adjusted Conversion Price under PARAGRAPH 6.1B, the following shall be applicable:

                  (i) ISSUANCE OF RIGHTS OR OPTIONS. If the Corporation in any manner grants or sells any Option and the lowest price per share for which any one share of Common Stock is issuable upon the exercise of any such Option, or upon conversion or exchange of any Convertible Security issuable upon exercise of any such Option, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Option, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this paragraph, the "lowest price per share for which any one share of Common Stock is issuable" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or such Convertible Security upon the exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Security.

                  (ii) ISSUANCE OF CONVERTIBLE SECURITIES. If the Corporation in any manner issues or sells any Convertible Security and the lowest price per share for which any one share of Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "lowest price per share for which any one share of Common Stock is issuable" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of any Convertible Security, and if any such issue or sale of such Convertible Security is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this
SECTION 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                  (iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. If the purchase price provided for in any Option, the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Security or the rate at which any Convertible Security is convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted immediately to the Conversion Price which would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; PROVIDED THAT if such adjustment of the Conversion Price would result in an increase in the Conversion Price then in effect, such adjustment shall not be effective until thirty (30) days after written notice thereof has been given to all holders of the Series B Preferred, and PROVIDED FURTHER THAT, if such adjustment would result in an increase in the Conversion Price, such adjustment shall only be effective if no shares of Common Stock had theretofore been issued with respect to such Options or Convertible Securities. For purposes of PARAGRAPH 6.1C, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series B Preferred are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; PROVIDED THAT no such change shall at any time cause the Conversion Price hereunder to be increased.

                  (iv) TREATMENT OF EXPIRED OPTIONS AND UNEXERCISED CONVERTIBLE SECURITIES. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; PROVIDED THAT if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until thirty (30) days after written notice thereof has been given to all holders of the Series B Preferred. For purposes of PARAGRAPH 6.1C, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series B Preferred shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series B Preferred.

                  (v) CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of the outstanding Series B Preferred. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Series B Preferred. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

                  (vi) INTEGRATED TRANSACTIONS. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.001.

                  (vii) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                  (viii) RECORD DATE. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them: (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities; or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

         6.1D. SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

         6.1E. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "ORGANIC CHANGE". Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series B Preferred then outstanding) to insure that each of the holders of Series B Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series B Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B Preferred immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series B Preferred then outstanding) to insure that the provisions of this SECTION 6 and SECTIONS 7 and 8 hereof shall thereafter be applicable to the Series B Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series B Preferred, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series B Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

         6.1F. CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this SECTION 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series B Preferred; PROVIDED THAT no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this SECTION 6 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Series B Preferred.

         6.1G.    NOTICES.

                  (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series B Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

                  (ii) The Corporation shall give written notice to all holders of Series B Preferred at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record: (a) with respect to any dividend or distribution upon Common Stock; (b) with respect to any pro rata subscription offer to holders of Common Stock; or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                  (iii) The Corporation shall also give written notice to the holders of Series B Preferred at least twenty (20) days prior to the date on which any Organic Change shall take place.

         6.1H. MANDATORY CONVERSION. The Corporation may at any time require the conversion of all of the outstanding Series B Preferred if the Corporation is at such time effecting a firm commitment underwritten Public Offering of shares of its Common Stock in which: (i) the aggregate price paid by the public for the shares shall be at least $15,000,000; (ii) the price per share paid by the public for such shares shall be at least three hundred percent (300%) of the Conversion Price in effect immediately prior to the closing of the sale of such shares pursuant to the Public Offering, and; (iii) the holders of the Series B Preferred are permitted to include and sell in such public offering, as a Piggyback Registration under the Registration Agreement, subject to reduction in the number of such shares to be sold due to underwriting limitations, all Registrable Securities (as defined in the Registration Agreement). Any such mandatory conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such Public Offering and upon written notice of such mandatory conversion delivered to all holders of Series B Preferred at least seven (7) days prior to such closing.

SECTION 7.        LIQUIDATING DIVIDENDS.

         If the Corporation declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a "LIQUIDATING DIVIDEND"), then the Corporation shall pay to the holders of Series B Preferred at the time of payment thereof the Liquidating Dividends which would have been paid on the shares of Conversion Stock had such Series B Preferred been converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

SECTION 8.        PURCHASE RIGHTS.

         If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then each holder of Series B Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Series B Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

SECTION 9.        EVENTS OF NONCOMPLIANCE.

         9.1A. DEFINITION. If any of the following shall have occurred and the Corporation shall have received notice from any holder of Series B Preferred, an Event of Noncompliance shall have occurred:

                  (i) the Corporation fails to pay on any date of payment for any dividend the full amount of dividends then accrued on the Series B Preferred, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

                  (ii) the Corporation fails to make any redemption payment with respect to the Series B Preferred which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

                  (iii) the Corporation breaches or otherwise fails to perform or observe any other material covenant or material agreement set forth herein or in the Purchase Agreement or in any other agreement between any Series B Preferred holder and the Corporation, and the Corporation continues to do so for thirty (30) days;

                  (iv) any material representation or material warranty contained in the Purchase Agreement or required to be furnished to any holder of Series B Preferred pursuant to the Purchase Agreement or any other agreement between any Series B Holder and the Corporation, or any information contained in writing furnished by the Corporation or any Subsidiary to any holder of Series B Preferred, is false or misleading in any material respect on the date made or furnished;

                  (v) the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within sixty (60) days;

                  (vi) a judgment in excess of $100,000 is rendered against the Corporation or any Subsidiary and, within sixty (60) days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of any such stay, such judgment is not discharged;

                  (vii) the Corporation or any Subsidiary defaults in the performance of any obligation or agreement if the effect of such default is to cause an amount exceeding $100,000 to become due prior to its stated maturity or to permit the holder or holders of any obligation to cause an amount exceeding $100,000 to become due prior to its stated maturity and the Corporation makes payment of any portion of such amount, the Corporation admits or confesses that such amount is due, or a judgment is entered reflecting that such amount is due;

                  (viii) the Corporation or any Subsidiary defaults in the performance of any covenant or agreement under any credit facility with indebtedness greater than $100,000 that is not cured or waived within ninety
(90) days; or

                  (ix) the Corporation's chief executive officer or chief financial officer (as of the date of the Purchase Agreement or closing thereof) shall cease to be employed by the Corporation for any reason and is not replaced within 120 days by the approval of a majority of the Board of Directors, including the director elected pursuant to SECTION 5.1A, if any.

         9.1B.    CONSEQUENCES OF EVENTS OF NONCOMPLIANCE.

                  (i) If an Event of Noncompliance of the type described in SUBPARAGRAPH 9.1A(III) has occurred and continued for a period of thirty (30) days or any other Event of Noncompliance has occurred and is continuing, the Series B Preferred shall immediately be entitled a dividend accruing daily at the rate of ten percent (10%) per annum, which shall be declared payable by the Board of Directors quarterly following the date of the Event of Noncompliance. Thereafter, until such time as no Event of Noncompliance exists, the dividend rate shall increase automatically at the end of each succeeding 90-day period by an additional increment of two (2) percentage point(s) (but in no event shall the dividend rate exceed fourteen percent (14%)). Any increase of the dividend rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this paragraph.

                  (ii) If an Event of Noncompliance of the type described in SUBPARAGRAPH 9.1A(III) has occurred and continued for a period of thirty (30) days or any other Event of Noncompliance has occurred and is continuing, the holder or holders of a majority of the Series B Preferred then outstanding may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Series B Preferred owned by such holder or holders at a price per share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). The Corporation shall give prompt written notice of such election to the other holders of

Series B Preferred (but in any event within five (5) days after receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder's Series B Preferred by giving written notice thereof to the Corporation within seven days after receipt of the Corporation's notice. The Corporation shall redeem all Series B Preferred as to which rights under this paragraph have been exercised within fifteen (15) days after receipt of the initial demand for redemption.

                  (iii) If an Event of Noncompliance of the type described in SUBPARAGRAPH 9.1A(V) has occurred, all of the Series B Preferred then outstanding shall be subject to immediate redemption by the Corporation (without any action on the part of the holders of the Series B Preferred) at a price per share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). The Corporation shall immediately redeem all Series B Preferred upon the occurrence of such Event of Noncompliance.

                  (iv) If any Event or Events of Noncompliance exist for an aggregate of ninety (90) days (whether or not such days are consecutive), the Conversion Price of the Series B Preferred shall be reduced immediately by ten percent (10%) of the Conversion Price in effect immediately prior to such adjustment (the "FIRST ADJUSTMENT"). If any Event or Events of Noncompliance exist for an aggregate of (90) days after the First Adjustment (whether or not such days are consecutive and whether or not such days immediately follow the First Adjustment), the Conversion Price shall be reduced immediately by ten percent (10%) of what the Conversion Price would have been immediately prior to such adjustment if the First Adjustment had not been made (the "SECOND ADJUSTMENT"). If any Event or Events of Noncompliance exist for an aggregate of
(90) days after the Second Adjustment (whether or not such days are consecutive and whether or not such days immediately follow the Second Adjustment), the Conversion Price shall be reduced immediately by ten percent (10%) of what the Conversion Price would have been immediately prior to such adjustment if the First and Second Adjustments had not been made. In no event shall any Conversion Price adjustment be rescinded, and in no event shall there be more than three
(3) Conversion Price adjustments pursuant to this subparagraph.

                           For example, assume that the Conversion Price of the
Series B Preferred is $4.00. If Events of Noncompliance are in existence for an aggregate of ninety (90) days, the Conversion Price would be reduced immediately by ten percent (10%) of $4.00, or $.40, for a new Conversion Price of $3.60. If Events of Noncompliance exist for an additional ninety (90) days, the existing Conversion Price would be reduced by ten percent (10%) of what the Conversion Price would have been if there had been no previous adjustment pursuant to this paragraph (i.e., $4.00), or $.40, for a new Conversion Price of $3.20. Then assume that there is a two-for-one stock split, in which case the Conversion Price would be decreased hereunder from $3.20 to $1.60, and assume that Events of Noncompliance exist for an additional ninety (90) days. In this case, the Conversion Price would be reduced by ten percent (10%) of what the Conversion Price would have been immediately prior to such adjustment if there had been no previous adjustments pursuant to this paragraph (i.e. $2.00), or $.20, for a new Conversion Price of $1.40.

                  (v) If any Event of Noncompliance of the type described in SUBPARAGRAPH 9.1A(III) has occurred and has continued for sixty (60) days or any other Event of

Noncompliance has occurred and is continuing, the number of directors constituting the Corporation's board of directors shall, at the request of the holder or holders of a majority of the Series A and B Preferred then outstanding, be increased by such number which shall constitute a minimum majority of the Board of Directors, and the holders of Series A and B Preferred shall have the special right, voting separately as a single class (with each share of Series A and B Preferred being entitled to one vote) and to the exclusion of all other classes of the Corporation's stock, to elect individuals to fill such newly created directorships, to remove any individuals elected to such directorships and to fill any vacancies in such directorships. The special right of the holders of Series A and B Preferred to elect members of the Board of Directors may be exercised at the special meeting called pursuant to this SUBPARAGRAPH (V), at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting. Such special right shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right shall terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder.

                           At any time when such special right has vested in the
holders of Series A and B Preferred, a proper officer of the Corporation shall, upon the written request of the holder of at least ten percent (10%) of the Series A and B Preferred then outstanding, addressed to the secretary of the Corporation, call a special meeting of the holders of Series A and B Preferred for the purpose of electing directors pursuant to this subparagraph. Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holders of at least ten percent (10%) of the Series A and B Preferred then outstanding. If such meeting has not been called by a proper officer of the Corporation within ten (10) days after personal service of such written request upon the secretary of the Corporation or within twenty (20) days after mailing the same to the secretary of the Corporation at its principal office, then the holders of at least ten percent (10%) of the Series A and B Preferred then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the notice required for annual meetings of stockholders and shall be held at the Corporation's principal office, or at such other place designated by the holders of at least 10% of the Series A and B Preferred then outstanding. Any holder of Series A and B Preferred so designated shall be given access to the stock record books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to this subparagraph.

                           At any meeting or at any adjournment thereof at which
the holders of Series A and B Preferred have the special right to elect directors, the presence, in person or by proxy, of the holders of a majority of the Series A and B Preferred then outstanding shall be required to constitute a quorum for the election or removal of any director by the holders of the Series A and B Preferred exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director.

                           Any director so elected by the holders of Series A
and B Preferred shall continue to serve as a director until the expiration of the lesser of: (a) a period of six (6) months following the date on which there is not longer any Event of Noncompliance in existence; or (b) the remaining period of the full term for which such director has been elected. After the expiration of such six (6) month period or when the full term for which such director has been elected ceases (provided that the special right to elect directors has terminated), as the case may be, the number of directors constituting the board of directors of the Corporation shall decrease to such number as constituted the whole board of directors of the Corporation immediately prior to the occurrence of the Event or Events of Noncompliance giving rise to the special right to elect directors.

                  (vi) If any Event of Noncompliance exists, each holder of Series B Preferred shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

SECTION 10. REGISTRATION OF TRANSFER.

         The Corporation shall keep at its principal office a register for the registration of Series B Preferred. Upon the surrender of any certificate representing Series B Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series B Preferred represented by the surrendered certificate.

SECTION 11. REPLACEMENT.

         Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

SECTION 12. DEFINITIONS.

         "CHANGE IN OWNERSHIP" has the meaning set forth in PARAGRAPH 4.1G hereof.

         "COMMON STOCK" means, collectively, the Corporation's Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

         "CONVERSION STOCK" means shares of the Corporation's Common Stock, par value $0.001 per share; PROVIDED THAT if there is a change such that the securities issuable upon conversion of the Series B Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series B Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

         "CONVERTIBLE SECURITIES" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

         "FUNDAMENTAL CHANGE" has the meaning set forth in paragraph 4L hereof.

         "JUNIOR SECURITIES" means any capital stock or other equity securities of the Corporation, except for the Series A Preferred and Series B Preferred.

         "LIQUIDATION VALUE" of any Share of Series B Preferred as of any particular date shall be equal to $4.00 (as equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations).

         "LIQUIDATION VALUE" of any share of Series A Preferred as of any particular date shall be equal to $2.00 (as equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations).

         "MARCH 1999 PURCHASE AGREEMENT" means the Stock Purchase Agreement, dated as of March 30, 1999, by and between the Corporation and Interprise Technology Partners , L.P.

         "MARKET PRICE" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day as of which "Market Price" is being determined and the twenty (20) consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Series A and B Preferred. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Series A and B Preferred. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

         "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities; PROVIDED, HOWEVER, that the term "Options" shall expressly exclude options or securities issued as expressly contemplated by PARAGRAPH 6.1B(III).

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "PUBLIC OFFERING" means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

         "PURCHASE AGREEMENT" means the Stock Purchase Agreement, dated as of November 11, 1999, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

         "REGISTRATION AGREEMENT" means the Registration Agreement as defined in the Purchase Agreement.

         "REDEMPTION DATE" as to any share of Series A Preferred or Series B Preferred means the date specified in the notice of any redemption at the holder's option or the applicable date specified herein in the case of any other redemption; PROVIDED THAT no such date shall be a Redemption Date unless the Liquidation Value of such share (plus all accrued and unpaid dividends thereon and any required premium with respect thereto) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

         "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

SECTION 13. AMENDMENT AND WAIVER.

         No amendment, modification or waiver shall be binding or effective with respect to any provision of SECTIONS 1 to 14 hereof without the prior written consent of the holders of a majority of the Series B Preferred outstanding at the time such action is taken; PROVIDED THAT no such action shall change (a) the rate at which or the manner in which dividends on the Series B Preferred accrue or the times at which such dividends become payable or the amount payable on redemption of the Series B Preferred or the times at which redemption of Series B Preferred is to occur, without the prior written consent of the holders of at least two-thirds of the Series B Preferred then outstanding, (b) the Conversion Price of the Series B Preferred or the number of shares or class of stock into which the Series B Preferred is convertible, without the prior written consent of the holder of at least two-thirds of the Series B Preferred then outstanding or (c) the percentage required to approve any change described in CLAUSES (A) and (B) above, without the prior written consent of the holders of at least two-thirds of the Series B Preferred then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series B Preferred then outstanding.

SECTION 14.  NOTICES.

         Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and
(ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

         IN WITNESS WHEREOF, World Commerce Online, Inc. has caused this Certificate of Designations to be signed by its duly authorized officer this 11th day of November, 1999.

                                   By: /s/ Robert Shaw
                                      ----------------------------------------
                                      Robert Shaw, Chief Executive Officer and
                                      President